UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 14, 2006

Natrol, Inc

(Exact name of registrant as specified in its charter)

Delaware	0-24567	95-3560780
(State or other jurisdiction of	Commission file number	(I.R.S. Employer
incorporation or organization)		Identification No.)

21411 Prairie Street, Chatsworth, California 91311

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (818) 739-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement

On February 14, 2006, the Board of Directors of Natrol, Inc. (the “Company”) appointed Mr. Wayne Bos as a Director of the Company and appointed him Chief Executive Officer Designate and President Designate.  A copy of the Term Sheet governing the terms of employment for Mr. Bos is attached hereto as Exhibit 10.1.

In connection with his appointment, Mr. Bos was awarded fully vested options to purchase 6,029,500 shares of the Company’s common stock with a strike price of $2.282 per share.  The strike price was equal to the price of the last reported trade immediately prior to the time the Board determined to grant this option and therefore reflects the fair market value of Natrol’s common stock at the time of the grant.  For a period of three years, Mr. Bos’s ability to sell the majority of the shares he receives upon exercise of these options is restricted, with the restrictions lapsing based upon the stock price reaching defined hurdles. The grant is subject to shareholder approval.

Item 5.02           Departure of Directors or Principal Officers, Election of Directors, Appointment of Principal Officers.

As noted above, Mr. Wayne Bos has joined the Company as a Director and is Chief Executive Officer Designate and President Designate.  Mr. Elliott Balbert, the Company’s current Chairman, Chief Executive Officer and President will become Executive Chairman of the Company, continuing to serve as Chairman of the Board of Directors.

Item 9.01.   Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Term Sheet

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

NATROL, INC.

Dated: February 21, 2006	By:	/s/ Dennis Jolicoeur

Dennis Jolicoeur
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Term Sheet